UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

_______________________________________________

STANDEX INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-7233	31-0596149
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

23 Keewaydin Drive, Ste. 300, Salem, New Hampshire	03079
(Address of principal executive offices)	(Zip Code)

Alan J. Glass, Vice President/CLO &Secretary - 603-685-2016

(Name and telephone number, including area code of the person to contact in connection with this report.)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

X	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2023.

Standex International Corporation

SECTION 1 – CONFLICT MINERALS DISCLOSURE

ITEM 1.01 – CONFLICT MINERALS DISCLOSURE AND REPORT

Conflict Minerals Disclosure

A copy of Standex International Corporation’s Conflict Minerals Report for calendar year ending December 31, 2023 is filed as Exhibit 1.01 hereto and is publicly available at https://ir.standex.com/sec-filings.

ITEM 1.02 – EXHIBIT

Standex International Corporation has filed as an Exhibit to this Form SD its Conflict Minerals Report for calendar year ended December 31, 2023.

SECTION 2 - EXHIBITS

ITEM 2.01 - EXHIBITS

The following exhibit is filed as part of this report.

Exhibit 1.01 – Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STANDEX INTERNATIONAL CORPORATION

(Registrant)

/s/ Alan J. Glass
Alan J. Glass Vice President, Chief Legal Officer & Secretary

Date: May 20, 2024